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                                                               Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into this 20th day of November, 2001, by and between American Healthways, Inc., a Delaware corporation ("Company") and Henry D. Herr ("Colleague").

                               W I T N E S S E T H

         I. Employment. In consideration of the mutual promises and agreements contained herein, the Company employs Colleague and Colleague hereby accepts employment under the terms and conditions hereinafter set forth.

         II. Duties. Colleague is employed as a consultant to the Company and in that capacity shall report to the Chief Executive Officer of the Company.

         III. Term. Subject to the terms and conditions set forth herein, Colleague shall be employed hereunder for a term beginning on November 1, 2001 and ending on October 31, 2003 (the "Expiration Date") unless sooner terminated or further extended as hereinafter set forth. The Expiration Date shall be automatically extended for one additional year at the end of the first term of this Agreement and at the end of each year thereafter (so that the term of this Agreement shall be extended automatically for one year), unless the Company notifies Colleague in writing on or before one hundred eighty (180) days prior to the end of the contract year that this automatic extension provision is canceled and is of no further force and effect. Notwithstanding the automatic extension of the Expiration Date or any other provisions herein, this Agreement shall expire on the date that Colleague becomes 65 years of age.

         IV. Compensation. For all duties rendered by Colleague, the Company shall pay Colleague a salary of $150,000 per year for the first year of this contract and $100,000 per year for the second year of this Agreement and all subsequent extensions of this Agreement, payable in equal monthly installments at the end of each month. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

         V. Extent of Service. Colleague shall make himself available to respond to inquiries and analysis, as needed, on historic or ongoing business issues and special projects for the Company as requested by the Chief Executive Officer or the Chief Financial Officer of the Company. In no event shall the amount of time under this Agreement exceed 500 hours in the first year and 250 hours in the second and any subsequent year of this Agreement. Colleague shall receive no additional compensation for his service on the Board of Directors of the Company while employed under the terms of this Agreement.



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         VI. Disability. During any period in which Colleague fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Colleague shall continue to receive his Base Salary until his employment is terminated hereunder.

         VII. Termination for Just Cause. For purposes of this Agreement, the Company shall have the right to terminate Colleague for "just cause" if, in the good faith opinion of the Chief Executive Officer of the Company, Colleague is guilty of (i) intoxication while on duty, (ii) theft or dishonesty, (iii) conviction of a crime involving moral turpitude, or (iv) upon written notice to Colleague, there is failure to cure within 30 days any willful and continued neglect or gross negligence by Colleague in the performance of his duties as an Colleague or (v) upon written notice to Colleague, there is failure to cure within 30 days any violation of Company Policy or Code of Conduct. For purposes of this Section VII, determination of a violation shall be made by the Chief Executive Officer of the Company. In making such determination, the Chief Executive Officer of the Company shall not act unreasonably or arbitrarily.

         VIII. Termination Without Just Cause. Colleague's employment under this Agreement may be terminated by the Company at any time "without just cause" by providing Colleague with written notice. Colleague's termination date shall be deemed the date Colleague receives his written notice of termination from the Company. In the event of such termination:

            a.    Subject to compliance by Colleague with the provisions of
                  Section XI herein, the Company shall pay Colleague from the termination date for the remaining term of this Agreement, monthly, an amount equal to his then current rate of compensation as set forth in Section IV above.

            b. No payments of compensation shall be made to Colleague after Colleague becomes sixty five (65) years of age.

            c.    All payments hereunder will cease upon the death of Colleague.

         IX. Termination by Colleague. Colleague may terminate his employment hereunder at any time upon sixty (60) days written notice. Upon such termination by Colleague, the Company shall pay the Colleague his then current rate of compensation as set forth in Section IV above due through the date on which his employment is terminated. The Company shall then have no further obligation to Colleague under this Agreement.

         X. Termination Upon Death. If Colleague dies during the term of this Agreement, the Company shall pay his then current rate of compensation as set forth in Section IV above due through the date of his death. The Company shall then have no further obligations to Colleague or any representative of his estate or his heirs except that Colleague's estate or beneficiaries as the case may be shall be paid such amounts as may be payable under any of the Company's employee benefit plans as they relate to benefits following death then in effect for the benefit of Colleague.



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         XI. Restrictive Covenants.

             (a) Confidential Information. Colleague agrees not to disclose, either during the time he is employed by the Company or following termination of his employment hereunder, to any person other than a person to whom disclosure is necessary in connection with the performance of his duties or to any person specifically authorized by the Chief Executive Officer of the Company any material confidential information concerning the Company, including, but not limited to identities of customers and prospective customers identities of individual contacts at customers, information about Company colleagues, models and strategies, contract formats, business plans and related operation methodologies, financial information or measures, data bases, computer programs, treatment protocols, operating procedures and organization structures.

             (b) Non-Competition. During the term of employment provided hereunder and continuing for a period of one (1) year thereafter, Colleague will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Company or which Colleague knew or had reason to know the Company was actively evaluating for possible entry, provided that ownership of five (5) percent or less of the voting stock of any public corporation shall not constitute a violation hereof.

             (c) Non-Solicitation. During the term of employment provided for hereunder and continuing for a period of one (1) year thereafter, Colleague will not (a) directly or indirectly solicit business which could reasonably be expected to conflict with the Company's interest from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of the termination of employment or from which Colleague knew or had reason to know that Company was going to solicit business at the time of termination of employment, or (b) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company.




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             (d)  Enforcement. Colleague and the Company acknowledge and agree that any of the covenants contained in this Section XI may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Company from other remedies, which may be available to it.

             (e) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the Agreement and covenants contained in this Section XI shall not terminate upon Colleague's termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

         XII. Benefits. As a part-time employee, Colleague shall not be eligible to participate in any Company benefit plans. However, Colleague shall be eligible to participate in the Company's health insurance under Cobra effective as of November 1, 2001 for as long as such coverage is available under applicable laws or regulations. Colleague's contribution for this health care coverage under Cobra will equal the contribution made by other officers of the Company for family health insurance coverage. In addition, while not eligible to receive additional annual Company performance contributions under the Company's Capital Accumulation Plan ("Plan"), Colleague will continue to vest in prior year awards and accrue interest on his Plan balance until paid out in accordance with his elections under the Plan or consistent with payout provisions if Colleague ceases to be an employee of the Company.

             Colleague's outstanding stock options as of the effective date of this agreement shall continue to vest during the period of his employment with the Company pursuant to the terms of the individual outstanding stock option grant agreements.

         XIII. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Colleague, or to its principal office in the case of the Company and the date of mailing shall be deemed the date which such notice has been provided.

         XIV. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         XV. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Colleague acknowledges that the services to be rendered by him are unique and personal, and Colleague may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

          XVI. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all other prior agreement, employment contracts and





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understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The laws of the State of Tennessee shall govern this Agreement.

         XVII. Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.


                                              ----------------------------------
                                              Henry D. Herr


                                              AMERICAN HEALTHWAYS, INC.


                                              By:
                                                 -------------------------------
                                              Title: Chief Executive Officer






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